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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of
Municipal Investment Trust Fund,
Investment Grade Portfolio--4
(BBB Quality or Better)
Long Intermediate Term Series
Defined Asset Funds

We consent to the use in this Registration Statement No. 333-21539 of our report dated April 15, 1997, relating to the Statement of Condition of Municipal Investment Trust Fund, Investment Grade Portfolio--4 (BBB Quality or Better), Long Intermediate Term Series, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
April 15, 1997